Exhibit 10.1


                                AMENDMENT TO THE
                MANAGEMENT SERVICES AGREEMENT DATED APRIL 1, 2003
                    BETWEEN ADVANCED IMAGING SYSTEMS, LLC AND
                            THE PARKVIEW GROUP, INC.

ADVANCED IMAGING SYSTEMS, LLC (the "Company"), a Delaware limited liability corporation having its principal place of business in Ft. Lauderdale, Florida and THE PARKVIEW GROUP, INC. ("Parkview"), a Delaware corporation having its principal place of business in Boca Raton, Florida hereby agree to amend the Management Services Agreement dated April 1, 2003 between them as follows:

         4. Remuneration. The consideration to be paid by the Company to Parkview for services to be rendered hereunder shall be as follows: The Company shall pay Parkview a cash retainer of $6,300.00 per month, payable each month in four (4) equal weekly installments of $1,575.00 each, commencing on November 1, 2003 and continuing through the term of this Agreement, plus reimbursement of all reasonable expenses, as provided in paragraph 5 of this Agreement.

         5. Reimbursement of Expenses. The Company shall reimburse Parkview for its out-of-pocket expenses incurred in the performance of its services hereunder. However, each expense exceeding $100.00 shall require prior approval by the Company. In addition, commencing on November 1, 2003 and continuing through the term of this Agreement, the Company shall reimburse Parkview for automobile expenses each month on the first day of the month in the amount of $400.00.

IN WITNESS WHEREOF, the Company and Parkview have executed this Amendment as of November 1, 2003.


ADVANCED IMAGING SYSTEMS, LLC

By: /s/ C LEO SMITH
    -------------------------------------
    C. Leo Smith, President


THE PARK VIEW GROUP, INC.

By: /s/ ALICIA M. LASALA
    -------------------------------------
    Alicia M. LaSala, President


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